Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL INFORMATION

Basis of Pro Forma Presentation

The following unaudited pro forma combined financial data is intended to show how the acquisition of Spectrum Control, Inc. (“Spectrum”) and SenDEC Corporation (“SenDEC”) and the consummation of the equity offerings, the borrowing of new indebtedness, and the repayment of certain previously outstanding indebtedness described below might have affected the historical financial statements of API Technologies Corp. (the “Company” or “API”) if such acquisitions and the other transactions had been completed on the first day of the reporting period and was prepared based on the historical financial results reported by API, Spectrum and SenDEC. The following should be read in connection with the historical financial statements of API and SenDEC as incorporated by reference to API’s Registration Statement on Form S-3 (File No. 333-174398), filed with the SEC on May 20, 2011 and the historical financial statements of Spectrum included as Exhibits 99.1 and 99.2 in this Form 8-K/A.

On June 1, 2011, pursuant to the Agreement and Plan of Merger, dated as of March 28, 2011 (the “Merger Agreement”), by and among the Company, Erie Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Spectrum, a Pennsylvania corporation, the Company completed its acquisition of Spectrum. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Spectrum (the “Merger”), with Spectrum continuing as the surviving corporation and becoming a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, each share of common stock of Spectrum, other than shares owned by the Company, Merger Sub, Spectrum or any their subsidiaries, were converted into the right to receive $20.00 in cash, without interest. The total transaction value was approximately $270 million, including the value of stock options cashed-out as a result of the Merger.

On June 1, 2011, the Company entered into a Credit Agreement (the “Original Credit Agreement”) with each of the lenders party thereto (the “Original Lenders”) and Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent for the Original Lenders, providing for a secured term loan in the principal amount of $200 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million. Concurrent with the closing of the Merger, the Company borrowed $200 million in term loans and used the proceeds to (i) finance the Merger, (ii) pay off certain outstanding indebtedness of the Company and its subsidiaries (including certain indebtedness of Spectrum and its subsidiaries), and (iii) pay fees and expenses incurred in connection with the Original Credit Agreement and the Merger.

On June 27, 2011 (the “Amendment Date”), the Company entered into a Common Stock Purchase Agreement, by and among the Company and the Purchasers (as defined therein), pursuant to which the Company issued approximately 4.8 million shares of its common stock in a private placement for a purchase price of $6.50 per share. After giving effect to the application of the proceeds of this equity financing to the repayment of $30 million aggregate principal amount of term loans, $170 million aggregate principal amount of term loans remained outstanding under the Amended and Restated Credit Agreement (as described below) as of the Amendment Date.

Also on the Amendment Date, the Company entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with each of the lenders party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent for the Lenders, which amended and replaced in its entirety the Original Credit Agreement. The Amended and Restated Credit Agreement provides for a secured term loan facility in the principal amount of $170 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million.

The unaudited pro forma combined financial information also gives effect to our two recently completed private placements (the “Private Placements”) of approximately 17.1 million and 4.8 million shares of our common stock at purchase prices of $6.00 and $6.50 per share, respectively.

The unaudited pro forma combined consolidated financial statements of API have been prepared by management by combining API’s historical statements of operations and its wholly owned subsidiaries, which include pro forma adjustments for the asset acquisition of Cryptek Technologies Inc. dated July 7, 2009, the Kuchera (“KGC Companies”) asset acquisition dated January 20, 2010, and the SenDEC share acquisition dated January 21, 2011. These unaudited pro forma combined consolidated statements have been combined with that of Spectrum for the periods presented. The unaudited pro forma combined consolidated statement of operations for the fiscal year ended May 31, 2010 and for the nine months ended February 28, 2011, give pro forma effect as if the transactions had occurred on or before the first day of the reporting period.

The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions of Spectrum and SenDEC, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. Pro forma adjustments are based on preliminary estimates and assumptions.

The unaudited pro forma combined consolidated financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the Company’s results of operations actually would have been had the acquisition been completed by the dates indicated. In addition, the unaudited pro forma combined consolidated financial information does not purport to project the future operating results of the Company. No effect has been given in the unaudited pro forma combined consolidated financial information for the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. The unaudited pro forma combined consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company. The unaudited pro forma combined consolidated financial information was prepared using the purchase method of accounting as required by the accounting guidance for business combinations. The purchase price has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Therefore, the actual amounts recorded as of the completion of their analysis might differ materially from the information presented in the unaudited pro forma combined financial statements.

API Technologies Corp.

Pro Forma Combined Consolidated Balance Sheet

As of February 28, 2011

(Unaudited)

	Feb 28, 2011 API Technologies Corp. Form 10-Q	February 28, 2011 Spectrum Control	Adjustments		API Technologies Corp. Pro Forma
ASSETS
Current
Cash and cash equivalents	$13,175,850	$3,745,899	$2,400,000	(a)(c)(d)	$19,321,749
Marketable securities, at fair value	288,786	—	—		288,786
Accounts receivable, less allowance for doubtful accounts	21,134,879	28,594,768	—		49,729,647
Inventories, net	35,950,457	39,269,969	—		75,220,426
Deferred income taxes	86,472	1,681,340	—		1,767,812
Prepaid expenses and other current assets	1,561,977	2,672,961	—		4,234,938

	72,198,422	75,964,937	2,400,000		150,563,359

Fixed assets, net	16,726,930	28,610,711	5,000,000	(b)	50,337,641
Fixed assets held for sale	150,000	—	—		150,000
Goodwill	87,049,524	45,867,323	75,363,114	(b)	208,279,961
Intangible Assets, net	8,602,542	11,009,781	56,490,219	(b)	76,102,542

	$184,727,418	161,452,752	139,253,333		$485,433,503

Liabilities and Shareholder’s Equity
Current
Bank indebtedness	$682,128	3,000,000	(3,000,000	)(c)	$682,128
Accounts payable and accrued expenses	19,711,939	13,252,761	—		32,964,700
Deferred revenue	1,155,501	—	—		1,155,501
Seller’s note payable	9,100,000	—	(9,100,000	)(d)	—
Current portion of long-term debt	179,064	75,000	—		254,064
Current liabilities of discontinued operations	141,311	—	—		141,311

	30,969,943	16,327,761	(12,100,000)		35,197,704

Deferred income taxes	343,758	11,272,613	—		11,616,371
Long-term debt, net of current portion and discount	1,540,390	335,000	170,000,000	(a)	171,875,390

	32,854,091	27,935,374	157,900,000		218,689,465

Commitments
Shareholders’ equity
Common stock	56,025	41,307,345	(41,285,458	)(f)(g)	77,912
Additional paid-in capital	185,960,778	—	133,696,499	(a)	319,657,277
Common stock subscribed but not issued	2,373,000	—	—		2,373,000
Accumulated deficit	(37,028,744)	91,291,815	(111,057,708	)(f)	(56,794,637)
Accumulated other comprehensive income
Currency translation adjustment	277,828	918,218	—		1,196,046
Unrealized gain on marketable securities, net of tax	234,440	—	—		234,440

Total accumulated other comprehensive income	512,268	918,218	—		1,430,486

	$151,873,327	$133,517,378	$(18,646,667)		$266,744,038

	$184,727,418	$161,452,752	$139,253,333		$485,433,503

API Technologies Corp.

Consolidated Statement of Operations

(Expressed in US Dollars)

(Unaudited)

	API Technologies Corp. Twelve Months Ended May 31, 2010	Consolidated Combined SenDEC Corporation Actuals Twelve Months Ended July 31, 2010	SenDEC Corporation Maintenance Meter Division Pro-forma Adjustments Twelve Months Ended July 31, 2010	SenDEC Corporation Pro-forma Adjustments Twelve Months Ended July 31, 2010		Consolidated Combined Spectrum Control Corporation Actuals Twelve Months Ended May 31, 2010	Spectrum Control Corporation Pro-forma Adjustments Twelve Months Ended May 31, 2010	API Technologeis SenDEC Acquisition Pro-forma Adjustments Twelve Months Ended May 31, 2010		Pro-Forma Twelve Months Ended May 31, 2010

		(h)	(h)				(m)
Sales	$115,381,918	$93,823,297	$(5,228,918)	$—		$143,168,016	$6,032,000	$—		$353,176,313

Cost of sales	84,329,615	79,575,536	(3,464,041)	—		100,962,935	4,054,000	—		265,458,045

Restructuring charges	636,458	—	—	—		—	—	—		636,458

	84,966,073	79,575,536	(3,464,041)	—		100,962,935	4,054,000	—		266,094,503

Gross profit	30,415,845	14,247,761	(1,764,877)	—		42,205,081	1,978,000	—		87,081,810

Expenses
General and administrative	18,009,318	4,205,623	(1,383,508)	(1,428,150	)(i)	10,210,380	340,000	9,096,907	(b)	39,050,570
Selling expenses	5,365,411	4,297,460	(233,597)	—		11,298,665	428,000	—		21,155,939
Research & Development	2,721,835	—	—	—		5,079,267	267,000	—		8,068,102
Acquisition related charges	2,493,542	—	—	—		—	—	—		2,493,542
Restructuring charges	571,512	—	—	—		—	—	—		571,512

	29,161,618	8,503,083	(1,617,105)	(1,428,150)		26,588,312	1,035,000	9,096,907		71,339,665

Operating income (loss)	1,254,227	5,744,678	(147,772)	1,428,150		15,616,769	943,000	(9,096,907)		15,742,145

Other (income) expenses
Other income	(2,082,438)	3,475	—	—		(4,750)	—	—		(2,083,713)
Interest expense, net	5,273,089	271,197	(13,137)	(258,060	)(j)	109,245	—	7,792,666	(k)(j)	13,174,999
(Gain) loss on foreign currency	67,389	—	—	—		27,962	—	—		95,351

	3,258,040	274,672	(13,137)	(258,060)		132,457	—	7,792,666		11,186,637

Income (loss) before income taxes	(2,003,813)	5,470,006	(134,634)	1,686,210		15,484,312	943,000	(16,889,573)		4,555,508
Income taxes	45,454	1,951,406	(56,628)	—		5,618,673	150,588	(1,190,229	)(o)	6,519,264

Income (loss) from continuing operations	(2,049,267)	3,518,600	(78,006)	1,686,210		9,865,639	792,412	(15,699,344)		(1,963,756)

API Technologies Corp.

Consolidated Statement of Operations

(Expressed in US Dollars)

(Unaudited)

	API Technologies Corp. Actuals Nine Months Ended February 28, 2011	Consolidated Combined SenDEC Corporation Actuals For the period ended January 20, 2011	SenDEC Corporation Maintenance Meter Division Pro-forma Adjustments For the period ended January 20, 2011	SenDEC Corporation Pro-forma Adjustments Nine Months Ended January 20, 2011		Consolidated Combined Spectrum Control Corporation Actuals Nine Months Ended February 28, 2011	Spectrum Control Corporation Pro-forma Adjustments Nine Months Ended February 28, 2011	API Technologeis SenDEC Acquisition Pro-forma Adjustments Nine Months Ended February 28, 2011		Pro-Forma Nine Months Ended February 28, 2011
		(h)	(h)				(l)(n)
Sales	$79,575,871	$77,702,461	$(3,979,740)	$—		$127,543,392	$2,377,000	$—		$283,218,984

Cost of sales	60,716,243	66,695,163	(2,831,143)	—		88,754,667	1,320,000	—		214,654,930

Restructuring charges	850,664	—	—	—		—	—	—		850,664

	61,566,907	66,695,163	(2,831,143)	—		88,754,667	1,320,000	—		215,505,594

Gross profit	18,008,964	11,007,298	(1,148,598)	—		38,788,725	1,057,000	—		67,713,390

Expenses
General and administrative	10,881,021	3,070,810	(1,202,904)	(110,000	)(i)	8,697,854	(300,102)	7,006,023	(d)	28,042,702
Selling expenses	4,085,616	3,196,868	—	—		9,188,219	167,000	—		16,637,703
Research & Development	1,735,639	—	—	—		4,485,561	135,000	—		6,356,200
Business acquisition related charges	6,079,382	—	—	—		—	—	(6,079,382)		—
Restructuring charges	1,903,651	—	—	—		—	—	—		1,903,651

	24,685,309	6,267,678	(1,202,904)	(110,000)		22,371,634	1,898	926,641		52,940,256

Operating income (loss)	(6,676,345)	4,739,620	54,307	110,000		16,417,091	1,055,102	(926,641)		14,773,133

Other (income) expenses
Interest expenses, net	3,175,480	231,524	(8,279)	(223,245	)(j)	53,919	—	6,651,851	(k)(j)	9,881,250
Amortization of note discounts due to debt extinguishment	2,775,918	—	—	—		—	—	(2,775,918)		—
Other (income) expenses	(975,528)	2,050	1,425	—		88,346	—	—		(883,707)

	4,975,870	233,574	(6,854)	(223,245)		142,265	—	3,875,933		8,997,543

Income (loss) before income taxes	(11,652,215)	4,506,046	61,161	333,245		16,274,826	1,055,102	(4,802,574)		5,775,590
Income taxes	13,387	1,497,398	(11,427)	—		5,826,605	377,741	(1,238,804	)(o)	6,464,900

Income (loss) from continuing operations	(11,665,602)	3,008,647	72,588	333,245		10,448,221	677,361	(3,563,770)		(689,310)

1.	REPORTING CURRENCY

The unaudited pro forma combined consolidated financial statements are expressed in US dollars, to be consistent with the reporting currency.

2.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

a)	The unaudited pro forma combined consolidated financial statements incorporate the following pro forma assumptions and adjustments: (i) the Merger, (ii) the Private Placements, and (iii) the $170 million aggregate principal amount of term loans outstanding under the Amended and Restated Credit Agreement as of the Amendment Date. The balance sheet adjustment reflects net cash remaining from sources of cash upon the Merger.

b)	API evaluated the asset purchase in accordance with business combination accounting using the purchase method of accounting. The fair value of the assets acquired in the Spectrum transaction include intangibles of $67,500,000 and goodwill of approximately $121,000,000. The adjustments were netted against the elimination of Spectrum’s goodwill and intangibles. In addition, in calculating the fair value of Spectrum’s assets and liabilities the Company increased the value of the land and building owned by Spectrum to its fair value. The intangibles have been amortized between 3 and 10 years on the pro forma income statements. API is continuing to accumulate information and any changes will be reflected in subsequent periods. API has accounted for the Spectrum acquisition using the purchase method of accounting. In accordance with business combinations accounting, API incurred legal costs, professional fees and financing costs in connection with the Spectrum acquisition of approximately $19,000,000.

c)	Pro forma adjustment to reflect the repayment of Spectrum’s outstanding debt under its previous line of credit in the principal amount of $3,000,000 (and accrued interest and fees thereon) from the proceeds of the Merger.

d)	The Company repaid and terminated the Amended and Restated Promissory Note, dated as of December 14, 2010 (the “Amended Note”), by API Systems, Inc., API Defense, Inc. and API Defense USA, Inc. (collectively, the “Makers”) in favor of Kuchera Industries LLC (“Payee”) in an original principal amount of $9,100,000 on April 18, 2011.

The Company is in the process of negotiating certain indemnification matters with the Payee under the Asset Purchase Agreement, dated January 20, 2010, by and among the Company, the Makers, the Payee, Kuchera Defense Systems, Inc. and KII, Inc., as amended. The Company has withheld the issuance of shares of common stock and the release of shares of common stock held in escrow pursuant to the Asset Purchase Agreement, pending resolution of the indemnification claims.

e)	Reflects the term loan of $170.0 million. The loan is subject to interest at LIBOR plus a margin of 6.25%. The Company has assumed a LIBOR floor of 1.5% for pro forma interest calculations.

f)	Spectrum’s historic retained earnings, common stock and additional paid in capital have been eliminated upon consolidation.

g)	Reflects pro forma adjustment related to the issuance of the 21,887,060 shares at par value of $0.001 for which the proceeds were used for the Merger.

h)	On January 21, 2011, API acquired all of the equity of SenDEC and $30,000,000 of cash for a total consideration of $138,853,496, comprised of the issuance of (i) 22,000,000 API common shares (ii) issuance of 750,000 vested options at $6.05 per share, and (iii) the obligation to pay former SenDEC shareholders up to $14 million in earn-out payments, potentially payable in three installments through July 31, 2013, based on achievement of certain financial milestones of SenDEC.

At the date of acquisition, SenDEC’s Maintenance Meters division was spun out of SenDEC and we acquired all the outstanding shares of SenDEC.

i)	Reflects pro forma adjustment to remove SenDEC’s pre-acquisition management bonus and stock option plans.

j)	Reflects pro forma adjustment of interest expense due to repayment of SenDEC’s bank debt immediately before API acquired SenDEC net of interest expense due on the $170 million aggregate principal amount of term loans outstanding under the Amended and Restated Credit Agreement as of the Amendment Date.

k)	Pro forma adjustment to reflect re-payment of $20,000,000 Investor Notes from the proceeds of the SenDEC acquisition, and includes fully amortizing the discount on Investor Notes and Convertible Promissory Notes.

l)	On June 18, 2010, Spectrum acquired substantially all of the assets and assumed certain liabilities of Sage Laboratories, Inc. (“Sage Labs”).The pro forma financial statements have been adjusted to include the operating activities of Sage Labs for the period June 1, 2010 through June 18, 2010.

m)	On November 30, 2009, Spectrum acquired substantially all of the assets and assumed certain liabilities of Micro Networks Corporation. The pro forma financial statements have been adjusted to include the operating activities of Micro Networks for the six month period June 1, 2009 through November 30, 2009. Tax impact of pro forma adjustments, at the effective income tax rate of 36.29% ($5,618,673 / $15,484,312).

n)	On October 29, 2010, Spectrum acquired all of the outstanding common stock of Summit Instruments, Inc. (“Summit”). The pro forma financial statements have been adjusted to include the operating activities of Summit for the period June 1, 2010 through October 29, 2010. Expenses directly related to the Sage Labs acquisition ($360,972) and Summit acquisition ($57,130) have been eliminated in the pro forma financial statements. Tax impact of pro forma adjustments, at the effective income tax rate of 35.80% ($5,826,605 / $16,274,826).

o)	Tax adjustment due to carry forward of historical API tax losses.

3.	EARNINGS PER SHARE

API Technologies Corp. basic pro forma earnings (loss) per share was calculated based on the unaudited pro forma combined net income (loss) and the weighted average number of shares outstanding during the reporting periods plus 21,887,060 API common shares issued as part of the Merger. The combined entity’s financial statements are prepared as if the transaction had been completed at the beginning of the period. The net loss and shares used in computing the net loss per share for the year ended May 31, 2010 and nine months ended February 28, 2011 are based on API’s historical weighted average common shares outstanding during the respective periods plus 21,887,060 common shares issued. The effect of the additional shares of API common stock issued as part of the KGC Companies acquisition has been included for purposes of presenting pro forma net loss per share. However, the effect of any common stock issuable upon the exercise of API’s stock options has been excluded from the historical and pro forma computation of net loss per share as the effect would be anti-dilutive.